POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints Sandra Thomson as the undersigned’s true and lawful attorney-in-fact to:

1.
execute for me and on my behalf, in my capacity as an officer and/or director of OncoGenex Pharmaceuticals, Inc. (the “Company”), Forms 3, 4 and 5 (including amendments thereto) in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Forms”);

2.
do and perform any and all acts for me and on my behalf which may be necessary or desirable to complete and execute and timely file any and all such Forms with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

3.
take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to me, in my best interest or legally required by me, it being understood that the documents executed by such attorney-in-fact on my behalf pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.

I hereby grant to such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as I might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted.  I acknowledge that the attorney-in-fact, in serving in such capacity at my request, is not assuming, nor is the Company assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended.

The undersigned agrees that such attorney-in-fact herein may rely entirely on information furnished orally or in writing by me to such attorney-in-fact.  I also agree to indemnify and hold harmless the Company and such attorney-in-fact against any losses, claims, damages or liabilities (or actions in these respects) that arise out of or are based upon any untrue statements or omission of necessary facts in the information provided by the undersigned to such attorney-in-fact for purposes of executing, acknowledging, delivering or filing such Forms and I agree to reimburse the Company and such attorney-in-fact for any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage, liability or action.

This Power of Attorney supersedes any power of attorney previously executed by me regarding the purpose outlined in the first paragraph hereof (“Prior Powers of Attorney”) and the authority of the attorney-in-fact named in any Prior Powers of Attorney is hereby revoked.

This Power of Attorney shall remain in full force and effect until I am no longer required to file such Forms with respect to my holdings of and transactions in securities issued by the Company, unless (1) earlier revoked by me in a signed writing delivered to the attorney-in-fact named above or (b) superseded by a new power of attorney regarding the purposes outlined in the first paragraph hereto dated as of a later date.

IN WITNESS WHEREOF, the undersigned has signed this Power of Attorney on August  9, 2010.

/s/ David V. Smith David V. Smith